Exhibit 99.1

NEWS RELEASE

For Release:        Immediately

Contact:         Frank H. Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES REPORTS Q3 RESULTS AND ANNOUNCES $500 MILLION STOCK REPURCHASE PLAN

Calhoun, Georgia, October 25, 2018 - Mohawk Industries, Inc. (NYSE: MHK) today announced 2018 third quarter net earnings of $227 million and diluted earnings per share (EPS) of $3.02. Adjusted net earnings were $246 million and EPS was $3.29, excluding restructuring, acquisition and other charges, a 12% decrease from last year. Net sales for the third quarter of 2018 were $2.5 billion, up 4% in the quarter and 5% on a constant currency basis. For the third quarter of 2017, net sales were $2.4 billion, net earnings were $270 million and EPS was $3.61; adjusted net earnings were $281 million, and EPS was $3.75, excluding restructuring, acquisition and other charges.
For the nine months ending September 29, 2018, net earnings and EPS were $632 million and $8.42, respectively. Net earnings excluding restructuring, acquisition and other charges were $735 million and EPS was $9.80, a 4% decrease from the 2017 nine-month period adjusted EPS. For the 2018 nine-month period, net sales were $7.5 billion, an increase of 6% versus prior year as reported or 2% on a constant currency and legacy basis. For the nine-month period ending September 30, 2017, net sales were $7.1 billion, net earnings were $731 million and EPS was $9.77; excluding restructuring, acquisition and other charges, net earnings and EPS were $763 million and $10.19.
Commenting on Mohawk Industries’ third quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “Our third quarter results fell short of our expectations. Sales growth in all segments was lower than our estimates, price increases had less impact and we experienced more inflation than predicted. Transportation costs continued to rise due to the limited availability of common carriers and higher fuel prices. Additional manufacturing reductions were required during the period to control our inventory levels. Our LVT sales were up significantly but were still constrained by internal production. Our margins were further impacted by a decline in product mix from customers trading down, import competition due to the strengthening U.S. dollar and higher volumes in channels that use lower value products. Most of our markets have experienced weakening demand, inflation and pricing pressures. In the period, the acquisition of Godfrey Hirst added revenues of approximately $70 million, even as the Australian market slowed due to higher mortgage rates, lending restrictions and reduced exports to China. For the period, start-up costs related to new capital projects were $20 million, in line with our plan.
“In the U.S., we continue to execute additional pricing actions across most product categories to offset ongoing inflationary pressures. Our LVT sales are expanding from greater internal production and sourcing programs. We announced price increases on products that we import from China to pass through the new tariffs and other inflation. We are increasing our internal trucking to enhance service to our customers and control costs. In our regions outside the U.S., most are experiencing softer demand and increased inflation and currency pressure. We are increasing prices as conditions permit, introducing innovative products, expanding our distribution and reducing costs.
We have many investments in new products and geographies in various stages of completion that have a combined sales potential of $1.2 billion, which should contribute margins similar to our existing businesses when optimized. The projects already starting up are rigid LVT and premium laminate in the U.S., ceramic tile in Mexico, and rigid LVT, carpet tile, porcelain slabs, technical tile and premium laminate in Europe. Other projects under construction include quartz countertops in the U.S., porcelain tile in Poland, and sheet vinyl and premium laminate in Russia.
We are confident about Mohawk’s position in the global market, and our Board of Directors has approved a new plan to repurchase $500 million of our company’s stock. While we continue to see opportunities for investments and M&A, we believe our shares represent an attractive opportunity.

“For the quarter, our Global Ceramic Segment sales decreased 1% as reported and increased 1% on a constant currency basis. Operating margin was approximately 13%, declining year over year due to inflation, pricing pressures and lower growth in most of our markets. Our U.S. ceramic volume expanded, while margins were pressured by price, mix and higher transportation costs. Increased competition from imports due to a stronger dollar and the growth of LVT continued to impact the U.S. ceramic industry. We have announced a price increase to recover freight and are taking other actions to improve our mix and margins. We are expanding our larger size tiles, increasing our technical porcelain collections and growing our porcelain slab products. We are introducing commercial LVT into Dal-Tile’s offering, and we are testing a number of new innovations that could be significant, including a patented technology to reduce the time and cost of ceramic installation and a patented porcelain roof tile system. During the period, our North American countertop sales increased 15%, with quartz growing substantially more. Our quartz countertop manufacturing in Tennessee is preparing to start up in the fourth quarter. Tariffs and duties on quartz countertops from China have increased to 44%, and we have found alternative suppliers in other countries. Even with the Mexican ceramic market declining this year, our sales have increased as we expanded our distribution and introduced innovative products. Margins in our European ceramic business have been under pressure due to lower industry demand and pricing as well as increased inflation. To manage this, we have introduced more differentiated collections and expanded our commercial offering to improve our mix. In our Russian ceramic business, sales and volume improved but were partially offset by higher inflation. In the period, our growth in Russia was limited by our capacity, which we are increasing.
“On October 15, we executed an agreement to purchase Eliane, one of the largest ceramic tile companies in Brazil, for approximately $250 million. Brazil is the world’s third largest ceramic tile market, where Eliane is a leader in premium porcelain with annual sales of approximately $215 million. We anticipate the acquisition closing in the fourth quarter.
“During the quarter, our Flooring North America Segment’s sales increased 2%. The segment’s operating margin was 9% as reported and 10% on an adjusted basis, impacted by inflation, lower than expected production and start-up costs. Sales and volume did not improve as we had anticipated, and mix declined from growth in polyester carpets, customers trading down, and higher sales in lower value channels. Our price increases have taken longer to realize and were lower than we expected in the quarter. We are seeing a greater impact from our price increases as we enter the fourth quarter. In the quarter, production on our new LVT line was lower than anticipated, but recent improvements have increased output more than 30%. We have announced additional carpet price increases for the end of the fourth quarter to offset further material increases from rising oil and chemical prices. Our new home construction and multi-family channels had the strongest performance during the period, and LVT continued to capture a greater share of the flooring market. We anticipate continued growth in LVT as our product offering expands with both greater local production and sourced products. We have successfully produced rigid LVT, which we will begin introducing into the market. Our commercial sales improved as we progressed through the quarter, with hard surface sales growth significantly outpacing carpet. We are consolidating multiple warehouses and closing two higher cost manufacturing operations to improve our efficiencies.
“For the quarter, our Flooring Rest of the World Segment’s sales increased 17% as reported and 19% on a constant currency basis. The segment’s operating margin was 14% as reported and 16% on an adjusted basis, as a result of improved price, product mix and productivity, offsetting inflation and start-up costs. Our segment sales rose substantially with the recent acquisition of Godfrey Hirst, while the segment’s legacy growth was 4.6%, slowing from the second quarter’s very strong results. During the period, LVT led the segment’s growth, along with insulation and wood panels. Our new LVT production was constrained as we started up our new line. Engineering solutions have been implemented on the new line, and daily output has risen about 30%. We are producing additional rigid LVT collections to broaden our offering and enhance our market position. In laminate, our patented water proof technology combined with our unique surface textures are enhancing our mix. With our new Belgian and Russian production lines, we are expanding the offering of these premium laminate products. Our new Russian sheet vinyl plant will start up by the end of the year and provide more product to sell in Europe. We announced price increases of 4% to 7% on sheet vinyl for next year to cover inflation. Our wood panels business continues to show strong results driven by price increases and improved mix. In our insulation business, demand for products is increasing as material costs fall back to more normal levels.
“We anticipate fourth quarter results continuing the soft trends we experienced in the third period. We expect sales to be slightly slower than the prior quarter in most markets and product categories. Even with price increases across the company, we will not offset inflation and our results will remain under pressure. Our margins are being impacted by more competitive environments, declining product mix, and lower manufacturing rates. We are introducing new products and executing cost reductions to improve our performance. We are expanding our internal transportation and optimizing our distribution strategy in the U.S. The Godfrey Hirst acquisition will benefit our results as we integrate our Australian and New Zealand businesses. Taking all of this into account, our EPS guidance for the fourth quarter is $2.45 to $2.60, excluding any one-time charges. Based on this estimate, our EBITDA for 2018 will be approximately $1.7 billion. In the first quarter of 2019, we expect some improvement from the fourth quarter, with operating income of $225 million to $250 million.
“Presently, softening market conditions, significant inflation and declining product mix are hurting our results. LVT is an opportunity to expand while also impacting the volume, mix and pricing of our other products in the U.S. We are reacting to a stronger dollar which has compressed our margins. Going forward, our results should improve as we align pricing and enhance our product offering. Our new investments are on track with construction, start-up and the acquisition of customers and will provide proper returns when optimized. We will continue acquiring premier companies like Eliane to expand our offering and geographic presence. Mohawk is the largest flooring company in the world with low cost positions in all of our products. Mohawk’s organizational depth, innovative products and strong balance sheet provide competitive advantages to create long-term value for our shareholders.”

Stock repurchase authorization
Mohawk’s board of directors has approved a share repurchase program pursuant to which the company may repurchase up to $500 million of its common stock. Our new share repurchase program demonstrates the board and management’s confidence in Mohawk’s operating model and potential for cash flow generation. This new program provides us with another lever in our balanced approach to create value for our shareholders.
Purchases will be made in accordance with all applicable securities laws and regulations and will be funded from available liquidity including available cash or borrowings under existing or future credit facilities. The share repurchase program does not obligate the company to acquire any particular amount of common stock, and it may be suspended or terminated at any time at the company’s discretion. The timing and amount of any purchases of common stock will be based on our liquidity, general business and market conditions and other factors, including alternative investment opportunities.
ABOUT MOHAWK INDUSTRIES
Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry-leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, October 26, 2018, at 11:00 AM Eastern Time
The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 4365317. A replay will be available until November 26, 2018, by dialing 1-855-859-2056 for US/local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 4365317.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017

Net sales	$2,545,800	2,448,510	7,535,016	7,122,193
Cost of sales	1,825,367	1,665,209	5,343,336	4,879,403
Gross profit	720,433	783,301	2,191,680	2,242,790
Selling, general and administrative expenses	433,189	403,203	1,309,730	1,232,083
Operating income	287,244	380,098	881,950	1,010,707
Interest expense	9,025	7,259	24,416	23,854
Other expense, net	706	1,285	6,794	1,455
Earnings before income taxes	277,513	371,554	850,740	985,398
Income tax expense	49,487	100,532	215,928	251,572
Net earnings including noncontrolling interest	228,026	271,022	634,812	733,826
Net income attributable to noncontrolling interest	1,013	997	2,447	2,566
Net earnings attributable to Mohawk Industries, Inc.	$227,013	270,025	632,365	731,260

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$3.03	3.63	8.46	9.84
Weighted-average common shares outstanding - basic	74,603	74,338	74,599	74,330

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$3.02	3.61	8.42	9.77
Weighted-average common shares outstanding - diluted	74,945	74,841	74,977	74,830

Other Financial Information
(Amounts in thousands)
Depreciation and amortization	$132,972	113,515	382,673	328,300
Capital expenditures	$144,594	229,207	642,949	654,630

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	September 29, 2018	September 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$91,351	84,502
Receivables, net	1,755,710	1,656,064
Inventories	2,214,295	1,911,029
Prepaid expenses and other current assets	487,114	345,515
Total current assets	4,548,470	3,997,110
Property, plant and equipment, net	4,586,236	4,090,099
Goodwill	2,522,139	2,454,360
Intangible assets, net	944,661	890,298
Deferred income taxes and other non-current assets	399,420	390,946
Total assets	$13,000,926	11,822,813
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and commercial paper	$1,333,853	1,172,781
Accounts payable and accrued expenses	1,623,418	1,524,237
Total current liabilities	2,957,271	2,697,018
Long-term debt, less current portion	1,528,551	1,544,665
Deferred income taxes and other long-term liabilities	912,100	755,020
Total liabilities	5,397,922	4,996,703
Redeemable noncontrolling interest	31,227	28,508
Total stockholders' equity	7,571,777	6,797,602
Total liabilities and stockholders' equity	$13,000,926	11,822,813

Segment Information	Three Months Ended		As of or for the Nine Months Ended
(Amounts in thousands)	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017

Net sales:
Global Ceramic	$885,773	893,399	2,691,618	2,581,038
Flooring NA	1,047,540	1,031,773	3,055,468	3,011,568
Flooring ROW	612,487	523,338	1,787,930	1,529,587
Intersegment sales	—	—	—	—
Consolidated net sales	$2,545,800	2,448,510	7,535,016	7,122,193

Operating income (loss):
Global Ceramic	$118,716	143,368	366,893	411,961
Flooring NA	93,369	163,494	268,779	383,118
Flooring ROW	84,108	83,042	273,334	245,189
Corporate and intersegment eliminations	(8,949)	(9,806)	(27,056)	(29,561)
Consolidated operating income	$287,244	380,098	881,950	1,010,707

Assets:
Global Ceramic			$4,999,334	4,826,619
Flooring NA			3,989,784	3,699,633
Flooring ROW			3,709,623	3,128,213
Corporate and intersegment eliminations			302,185	168,348
Consolidated assets			$13,000,926	11,822,813

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.

(Amounts in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net earnings attributable to Mohawk Industries, Inc.	$227,013	270,025	632,365	731,260
Adjusting items:
Restructuring, acquisition and integration-related and other costs	19,890	13,853	58,036	33,709
Acquisitions purchase accounting, including inventory step-up	7,090	3,551	8,638	13,314
Release of indemnification asset	—	—	1,749	—
Income taxes - reversal of uncertain tax position	—	—	(1,749)	—
Income taxes (1)	(7,701)	(6,545)	35,465	(15,637)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$246,292	280,884	734,504	762,646

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$3.29	3.75	9.80	10.19
Weighted-average common shares outstanding - diluted	74,945	74,841	74,977	74,830
(1) Includes $54,674, recorded in the second quarter of 2018, related to the impact of Notice 2018-26 issued by the Department of Treasury on April 2, 2018.

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)
September 29, 2018
Current portion of long-term debt and commercial paper	$1,333,853
Long-term debt, less current portion	1,528,551
Less: Cash and cash equivalents	91,351
Net Debt	$2,771,053

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 29, 2018	September 29, 2018
Operating income	$343,466	268,399	326,307	287,244	1,225,416
Other (expense) income	(3,750)	(3,998)	(2,090)	(706)	(10,544)
Net (income) loss attributable to noncontrolling interest	(488)	(475)	(959)	(1,013)	(2,935)
Depreciation and amortization	118,372	122,654	127,048	132,972	501,046
EBITDA	457,600	386,580	450,306	418,497	1,712,983
Restructuring, acquisition and integration-related and other costs	15,231	22,104	16,042	19,890	73,267
Acquisitions purchase accounting, including inventory step-up	—	1,354	194	7,090	8,638
Release of indemnification asset	4,459	1,749	—	—	6,208
Adjusted EBITDA	$477,290	411,787	466,542	445,477	1,801,096

Net Debt to Adjusted EBITDA					1.5

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate Excluding Acquisition Volume
(Amounts in thousands)
	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales	$2,545,800	2,448,510	7,535,016	7,122,193
Adjustment to net sales on a constant exchange rate	23,400	—	(123,758)	—
Net sales on a constant exchange rate	2,569,200	2,448,510	7,411,258	7,122,193
Less: impact of acquisition volume	(75,165)	—	(121,680)	—
Net sales on a constant exchange rate excluding acquisition volume	$2,494,035	2,448,510	7,289,578	7,122,193

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate Excluding Acquisition Volume
(Amounts in thousands)
	Three Months Ended
Global Ceramic	September 29, 2018	September 30, 2017
Net sales	$885,773	893,399
Adjustment to segment net sales on a constant exchange rate	13,081	—
Segment net sales on a constant exchange rate	$898,854	893,399

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Flooring ROW	September 29, 2018	September 30, 2017
Net sales	$612,487	523,338
Adjustment to segment net sales on a constant exchange rate	10,319	—
Segment net sales on a constant exchange rate	622,806	523,338
Less: impact of acquisition volume	(75,165)	—
Segment net sales on a constant exchange rate and constant shipping days excluding acquisition volume	$547,641	523,338

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	September 29, 2018	September 30, 2017
Gross Profit	$720,433	783,301
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	10,202	8,845
Acquisitions purchase accounting, including inventory step-up	7,090	3,551
Adjusted gross profit	$737,725	795,697

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	September 29, 2018	September 30, 2017
Selling, general and administrative expenses	$433,189	403,203
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(9,688)	(5,008)
Adjusted selling, general and administrative expenses	$423,501	398,195

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended
	September 29, 2018	September 30, 2017
Operating income	$287,244	380,098
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	19,890	13,853
Acquisitions purchase accounting, including inventory step-up	7,090	3,551
Adjusted operating income	$314,224	397,502

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	September 29, 2018	September 30, 2017
Operating income	$118,716	143,368
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	181	2,800
Acquisitions purchase accounting, including inventory step-up	—	3,551
Adjusted segment operating income	$118,897	149,719

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	September 29, 2018	September 30, 2017
Operating income	$93,369	163,494
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	10,603	8,682
Adjusted segment operating income	$103,972	172,176

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring ROW	September 29, 2018	September 30, 2017
Operating income	$84,108	83,042
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	5,596	1,620
Acquisitions purchase accounting, including inventory step-up	7,090	—
Adjusted segment operating income	$96,794	84,662

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	September 29, 2018	September 30, 2017
Earnings before income taxes	$277,513	371,554
Noncontrolling interests	(1,013)	(997)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related & other costs	19,890	13,853
Acquisitions purchase accounting, including inventory step-up	7,090	3,551
Adjusted earnings including noncontrolling interests before income taxes	$303,480	387,961

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	September 29, 2018	September 30, 2017
Income tax expense	$49,487	100,532
Income tax effect of adjusting items	7,701	6,545
Adjusted income tax expense	$57,188	107,077

Adjusted income tax rate	18.8%	27.6%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.